Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224669 on Form S-3 of our report dated November 19, 2018 (March 1, 2019 as to Note 1), relating to the financial statements and financial statement schedule of Washington Gas Light Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASU 2017-07, Compensation - Retirement Benefits), appearing in this Transition Report on Form 10-K of Washington Gas Light Company for the three months ended December 31, 2018.

/s/ Deloitte & Touche LLP
McLean, Virginia
March 1, 2019